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                                                                   Exhibit 4.1

                  CERTIFICATE OF DESIGNATION OF VOTING POWER,
                            DESIGNATION PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                        AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

          7% SERIES G JUNIOR CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                       OF

                         INTERMEDIA COMMUNICATIONS INC.

                           -------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           -------------------------

         Intermedia Communications Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in ARTICLE FOURTH of its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Company (the "Board") at a special meeting duly called and held on December 30, 1999, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $1.00 per share, with a liquidation preference of $1,000 per share (the "Liquidation Preference") which shall be designated as Series G Junior Convertible Participating Preferred Stock (the "Preferred Stock") consisting of 200,000 shares (which shares of preferred stock were authorized to be issued by the Company by resolution of the Board of Directors of the Company dated as of March 17, 1997, and by vote of the stockholders of the Company dated as of May 22, 1997), having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:


    1. Ranking. The Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock issued by the Company established after the Preferred Stock Issue Date by the Board, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the common stock of the Company as "Junior Securities"); (ii) on a parity with the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and any additional shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued






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by the Company established after the Preferred Stock Issue Date by the Board, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to the Series B Preferred Stock and to each class of capital stock or series of preferred stock issued by the Company established after the Preferred Stock Issue Date by the Board, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

         No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Senior Securities.

         2.       Dividends.

         (i) The holders of shares of the Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board out of funds of the Company legally available therefor, cumulative dividends from the Preferred Stock Issue Date accruing at the rate per annum of 7% of the sum of
(i) the Liquidation Preference per share and (ii) all compounded accumulated and unpaid dividends on such shares of Preferred Stock from the Preferred Stock Issue Date, payable and compounded quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on July 15, 2000 (each a "Dividend Payment Date"). If any such date is not a Business Day, such payment shall be made on the next succeeding Business Day, to the holders of record as of the next preceding January 1, April 1, July 1 and October 1 (each, a "Record Date"). Dividends will be payable, at the option of the Company, (i) in cash,
(ii) by delivery of shares of Common Stock to holders (based upon the Average Stock Price (as defined below)), or (iii) through any combination of the foregoing. If the dividends are paid in shares of Common Stock, the number of shares of Common Stock to be issued on each Dividend Payment Date will be determined by dividing the total dividend to be paid on all outstanding shares of Preferred Stock held by each holder by the average of the high and low sales prices of the Common Stock as reported by the Nasdaq National Market or any national securities exchange upon which the Common Stock is then listed, for each of the ten consecutive Trading Days immediately preceding the fifth Trading Day preceding the Record Date (the "Average Stock Price"). In the event of a Sale of the Company, Significant Event or Change of Control where the Preferred Stock remains outstanding, the term Common Stock, as used solely in this paragraph 2(i), paragraph 2(v) and paragraph 2(vi), shall mean securities issuable to the holders of Common Stock in connection with such Sale of the Company, Significant Event or Change of Control, as the case may be. The Transfer Agent shall not issue any fractional shares of Common Stock as a dividend payment. Instead the Transfer Agent shall round the number of shares of Common Stock payable as a dividend hereunder up to the nearest full share of Common Stock. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accumulate on a daily basis.

         (ii) Dividends on the Preferred Stock shall accumulate and compound quarterly whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate and compound quarterly to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the DGCL (x) to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends and (y) to declare and pay such dividends to the extent there are funds legally available therefor.


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         (iii)    No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. Unless full cumulative dividends on all outstanding shares of Preferred Stock for all past dividend periods shall have been declared and paid in full, or declared and a sufficient sum for the payment thereof set apart, then: (A) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities;
(B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (C) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries.

         (iv) Unless full cumulative dividends on all outstanding shares of Preferred Stock for all past dividend periods shall have been declared and paid in full or declared and a sum sufficient for the payment thereof set apart, then: (A) no dividend (other than a dividend payably solely in shares of any Parity Securities or Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Parity Securities; (B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Parity Securities, other than a distribution consisting solely of Parity Securities;
(C) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of Junior Securities) by the Company or any of its Subsidiaries; and (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities by the Company or any of its Subsidiaries. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed ratably among the holders of Preferred Stock based upon the aggregate accumulated but unpaid dividends on the Preferred Stock held by each holder. When dividends are not paid in full or a sum sufficient for such payment is not set apart as aforesaid, all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Preferred Stock and accumulated and unpaid on such Parity Securities.

         (v) Holders of the Preferred Stock shall also be entitled to receive, when, as and if dividends are declared or other distributions made by the Board out of funds of the Company legally available therefor, any dividends or other distributions, whether payable in cash, property or stock, payable to all holders of the Common Stock as if such holder of Preferred Stock held the number of shares of Common Stock into which such shares of Preferred Stock might have been converted pursuant to the terms of Section 3 hereof on the date fixed for the determination of holders of Common Stock entitled to receive such distribution. Any such declared and unpaid dividends will be payable upon a liquidation, dissolution or winding-up, first to the holders of the Preferred Stock and then to the holders of the Common Stock. Notwithstanding anything to the contrary contained herein, no adjustment in the Conversion Price shall be made pursuant to Section 3 below if the Company distributes to each holder of Preferred Stock any dividends or other distribution payable on the Common Stock pursuant to this paragraph 2(v).

         (vi) When dividends are declared by the Board, the Company shall issue a press release within 3 Business Days of the Record Date setting forth
(A) the method of payment for such dividends (cash, Common Stock or a combination thereof) and (B) the Average Stock Price.

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         (vii)    The Company has reserved and shall continue to reserve, out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the payment of dividends on the Preferred Stock pursuant to this Section 2. All shares of Common Stock that may be issued in payment of dividends on the Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock in payment of dividends and shall endeavor to list such shares of Common Stock on each national securities exchange or automated quotation system on which the Common Stock is listed. In the event that dividends are payable in securities other than Common Stock pursuant to paragraph 2(i), the Company shall use its reasonable efforts to cause the issuer of such other securities to comply with this paragraph 2(vii).

         3.       Conversion.

         (i) A holder of shares of Preferred Stock may convert such shares into Common Stock at any time after the Preferred Stock Issue Date, but only in lots of 100 shares of Preferred Stock or integral multiples thereof if less than all of the shares of Preferred Stock then held by such holder are being converted. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference plus all accumulated, compounded and unpaid dividends on such share (which shall include any dividends described in the last sentence of paragraph 3(ii) below), which shall be divided by the Conversion Price in effect on the Conversion Date (as defined below) to determine the number of shares of Common Stock issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

         (ii) To convert Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Company, at the principal office of the Company or transfer agent for the Preferred Stock,
(B) notify the Company at such office that he elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required (other than any such tax required to be paid by the Company pursuant to paragraph 3(iv)). In the event that a holder fails to notify the Company of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical after the Conversion Date, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total liquidation preference plus the aggregate of accumulated and unpaid dividends of all shares of Preferred Stock converted. If the last day on which Preferred Stock may be converted is not a Business Day, Preferred Stock may be surrendered for conversion on the next succeeding Business Day. If a Conversion Date occurs during the period from the close of business on any Record Date to the opening of business of the corresponding Dividend Payment Date, the registered holder of Preferred Stock so surrendered for conversion shall not be entitled to any dividend payment with respect to the shares of Preferred Stock surrendered for conversion on such Dividend Payment Date.



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         (iii)    The Company shall not issue any fractional shares of Common
Stock upon conversion of Preferred Stock. Instead the Company shall round the results of a conversion up to the nearest full share of Common Stock.

         (iv) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

         (v) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock and shall endeavor to list such shares of Common Stock on each national securities exchange or automated quotation system on which the Common Stock is listed.

         (vi) If the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock other than the payment of dividends in Common Stock on the Preferred Stock or any other regularly scheduled dividend on any other preferred stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 3(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company. Without in any way limiting the requirements of paragraph 2(v), this paragraph 3(vi) shall only apply if the Company has not made an appropriate distribution to the holders of the Preferred Stock pursuant to paragraph 2(v) above.

         (vii) In case the Company shall issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for, purchase or acquire shares of Common Stock at a price per share less than the current market price per share (determined as provided in paragraph 3(xiii) below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price for the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such current market price per share and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 3(vii), if any such right, option or warrant shall expire and



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shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this
Section 3 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall have been made upon the issuance of such security. For the purposes of this paragraph 3(vii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Company. Without in any way limiting the requirements of paragraph 2(v), this paragraph 3(vii) shall only apply if the Company has not made an appropriate distribution to the holders of the Preferred Stock pursuant to paragraph 2(v) above.

         (viii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (ix) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock (A) evidences of its indebtedness or (B) shares of any class of capital stock, cash or other property or assets (including securities, but excluding (x) any rights, options or warrants referred to in paragraph 3(vii) above and (y) any dividend or distribution referred to in paragraph 3(vi) above), unless with respect to cash dividends, cash distributions and cash repurchases, the sum of (1) all such cash dividends and cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash consideration paid in respect of any repurchases of Common Stock by the Company or any of its subsidiaries within the preceding 12 months in respect of which no adjustment has been made, does not exceed 20% of the Company's market capitalization (being the product of the then current market price per share (determined as provided in paragraph 3(xiii) below) of the Common Stock times the aggregate number of shares of Common Stock then outstanding on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution), then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph 3(xiii) below) of the Common Stock on such date of determination less the then fair market value as determined by the Board (whose determination shall be conclusive) of the portion of the capital stock, cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Section 3) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination


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of the holders entitled to such distribution. Repurchases of Common Stock issued under the Company's stock incentive programs, to the extent permitted by the Company's then existing indentures, shall be excluded from the foregoing clauses (1) and (2). Without in any way limiting the requirements of paragraph 2(v), this paragraph 3(ix) shall only apply if the Company has not made an appropriate distribution to the holders of the Preferred Stock pursuant to paragraph 2(v) above.

         (x) The reclassification or change of Common Stock into securities, including securities other than Common Stock, (other than any reclassification upon a consolidation or merger to which paragraph 3(xxi) below shall apply) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of holders of Common Stock entitled to receive such distribution" within the meaning of paragraph 2(v) or 3(ix) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph 3(viii) above). If the Common Stock shall be reclassified or changed into securities or property other than Common Stock (other than any reclassification upon a consolidation or merger to which paragraph 3(xxi) below shall apply), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of securities and property receivable upon such reclassification by the holders of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such reclassification, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

         (xi) In case the Company shall issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in paragraphs 2(v) (only to the extent the holders of the Preferred Stock actually receive such shares of Common Stock), 3(vi), 3(vii), 3(viii) or 3(ix) above, (ii) upon exercise of options or other awards issued pursuant to the Company's employee incentive plans, (iii) upon exercise of options and warrants of the Company outstanding as of the date hereof, (iv) to shareholders of any corporation (which is not an affiliate of the Company) which merges into the Company or a subsidiary of the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) as regularly scheduled dividend payments on shares of preferred stock of the Company, (vi) upon conversion or exchange of any preferred stock or convertible debt of the Company, (vii) in a bona fide offering pursuant to a firm commitment underwriting or distribution pursuant to Rule 144A under the Securities Act, or (viii) pursuant to the Company's Incentivized Conversion Program) for a consideration per share less than the current market price per share of Common Stock (as defined in paragraph 3 (xiii) below) in effect immediately prior to the earlier of (x) issuance of such securities, or (y) the date the Company has a contractual obligation to issue such securities (whether or not such obligation is contingent upon the passage of time, the occurrence of certain events or both), then the Conversion Price in effect at the opening of business on the day following the date of issuance of such shares of Common Stock shall be reduced by multiplying such Conversion Price by a fraction (A) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding (on a fully diluted basis) immediately prior to such issuance, and (2) the number of shares of Common Stock which the aggregate consideration received by the Company (determined as provided in paragraph 3(xiv) below) for the total number of shares of Common Stock issued would purchase at the current market price per share (as defined in paragraph 3(xiii)), and (B) the denominator of which is the total number of shares of Common Stock outstanding (on a fully diluted basis) immediately after such issuance.



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         (xii)    In case the Company shall issue any securities (including
rights, warrants and options) convertible into, exercisable for or exchangeable for its Common Stock (excluding securities issued (i) as a dividend or distribution to all holders of the Common Stock, (ii) upon exercise of options or other awards issued pursuant to the Company's employee incentive plans,
(iii) upon exercise of options and warrants of the Company outstanding as of the date hereof, (iv) to shareholders of any corporation (which is not an affiliate of the Company) which merges into the Company or a subsidiary of the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) as regularly scheduled dividend payments on shares of preferred stock of the Company, (vi) upon conversion or exchange of any preferred stock or convertible debt of the Company, (vii) in a bona fide offering pursuant to a firm commitment underwriting or distribution pursuant to Rule 144A under the Securities Act, or (viii) pursuant to the Company's Incentivized Conversion Program) for a consideration per share of Common Stock initially deliverable upon conversion, exercise or exchange of such securities (determined as provided in paragraph 3(xiv) below) less than the current market price per share of Common Stock (as defined in paragraph 3(xiii) below) in effect immediately prior to the earlier of (x) issuance of such securities, or (y) the date the Company has a contractual obligation to issue such securities (whether or not such obligation is contingent upon the passage of time, the occurrence of certain events or both), then the Conversion Price in effect at the opening of business on the day following the date of issuance of such securities shall be reduced by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding (on a fully diluted basis) immediately prior to the issuance of such securities, and (2) the number of shares of Common Stock which the aggregate consideration received by the Company (determined as provided in paragraph 3(xiv) below) for such securities would purchase at such current market price per share of Common Stock, and (B) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion, exercise or exchange of such securities at the initial conversion, exercise or exchange price or rate. However, upon the expiration of any security convertible into, exercisable for or exchangeable into Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 3(xii), if any such security shall expire and shall not have been converted, exercised or exchanged, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 3 after the issuance of such security) had the adjustment of the Conversion Price made upon the issuance of such security been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the conversion, exercise or exchange of such security. No further adjustment shall be made upon the conversion, exercise or exchange of such security if any adjustment shall have been made upon the issuance of such security.

         (xiii) For the purpose of any computation under this Section 3, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 10 consecutive Trading Days immediately preceding the Trading Day before the day before the day in question. For the purpose of any computation under paragraphs 4(ii), 5(i) or 6(v) only, if applicable, the term Common Stock as used in the preceding sentence shall include securities issuable to the holders of Common Stock in connection with a Sale of the Company, Significant Event or Change of Control, as the case may be.

         (xiv) For purposes of any computation respecting consideration received pursuant to paragraphs 3(xi) and 3(xii) above, the following shall apply:



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                                    (A) in the case of the issuance of shares
                           of Common Stock for cash, the consideration shall be the gross proceeds to the Company from such issuance, which shall not include any deductions for any customary commissions, discounts or other expenses incurred by the Company in connection therewith;

                                    (B) in the case of the issuance of shares
                           of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash (subject to clause (C) below) shall be deemed to be the fair market value thereof as determined in good faith by the Board (irrespective of the accounting treatment thereof), whose determination shall be conclusive;

                                    (C) in the case of the issuance of shares
                           of Common Stock for a consideration in whole or in part consisting of securities, the value of any securities shall be deemed to be: (x) if traded on a securities exchange or through the Nasdaq National Market, the average of the closing prices of the securities on such exchange or quotation system over the 10 trading day period ending on the trading day immediately preceding the day in question, (y) if actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) over the 10 trading day period ending on the trading day immediately preceding the day in question and
                           (z) if there is no active public market, fair market value thereof, determined as provided in clause (B) above; and

                                    (D) in the case of the issuance of
                           securities convertible into, exercisable for or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the minimum additional consideration, if any, to be received by the Company upon the conversion, exercise or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) through (C) of this paragraph 3(xiv)).

         (xv) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be.

         (xvi) For purposes of this Section 3, "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of paragraph 3(xxi) below, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         (xvii) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. The Company hereby agrees with each holder of Preferred Stock that it shall not increase the par value of the Common Stock above its current par value of $.01 per share.

         (xviii) Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment together with a certificate from the Company's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

         (xix) The Company from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced pursuant to this paragraph 3(xix), the Company shall mail to holders of Preferred Stock a notice of the reduction. The Company shall mail, first class, postage prepaid, the notice at least 5 days before the date the reduced Conversion Price takes effect pursuant to this paragraph 3(xix). The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of paragraphs 3(vi) or 3(viii) above.

         (xx)    If:

                 (A) the Company takes any action which would require an adjustment in the Conversion Price pursuant to paragraphs 3(vi) through 3(xii) above;

                 (B) the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or

                 (C) there is a dissolution or liquidation of the Company;

the Company shall mail to holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 5 days before such proposed record or effective date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A),
(B) or (C) of this paragraph 3(xx).

         (xxi) In the case of any consolidation of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Company's Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Preferred Stock shall, unless the election in paragraph 4(ii) has been timely exercised, automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this paragraph 3(xxi) applies to a transaction, paragraphs 3(vi), 3(viii) and 3(x) do not apply to such transaction.

         (xxii) In any case in which this Section 3 shall require that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Price shall be recomputed immediately upon such recission to the price that would have been in effect had such event not been authorized, provided that such recission is permitted by and effective under applicable laws.

         (xxiii) The Company will not by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment to the extent required hereunder. Nothing in this Section 3 shall affect the continued accumulation of dividends on the Preferred Stock in accordance with the terms of this Certificate of Designation.

         (xxiv) Upon delivery to the Company of the notice referred to in paragraph 3(ii)(B), the right of the Company to redeem the shares of Preferred Stock referred to in such notice shall terminate regardless of whether a notice of redemption pursuant to paragraph 5(ii) has been made by the Company.

         4. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company, voluntary or involuntary:

         (i) The holders of the Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Junior Securities by reason of their ownership thereof, but subsequent to the repurchase or payment in full or other satisfaction of the Company's outstanding indebtedness and Senior Securities, an amount per share of Preferred Stock equal to the greater of (A) the Liquidation Preference plus all compounded accumulated but unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up (whether or not declared and whether or not funds of the Company are legally available for the payment of dividends), and (B) the amount the holder of one share of Preferred Stock would have received in such liquidation, dissolution or winding up if such share of Preferred Stock had been converted to Common Stock pursuant to Section 3 immediately prior to such event (such greater amount, the "Liquidation Amount"). After payment in full of the Liquidation Amount, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company shall be insufficient to pay the full Liquidation Amount with respect to the Preferred Stock and the full liquidation preference plus accumulated and unpaid dividends with respect to all other Parity Securities, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full Liquidation Amount in the case of the Preferred Stock and the full liquidation preference plus accumulated and unpaid dividends in the case of any Parity Securities to which each is entitled.

         (ii) At the written election of the holders of a majority of the then outstanding shares of Preferred Stock (exercised by written notice (the "Liquidation Notice") to the Company within ten Business Days after receipt of notice from the Company (which will be deemed received on the same day the Company delivers such notice by confirmed facsimile), a Sale of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company. If the Liquidation Notice is not timely received by the Company, the holders of the Preferred Stock shall have forfeited this right of election. Within four Business Days of receipt of a Liquidation Notice, the Company shall deliver to the holders of the outstanding shares of Preferred Stock a certificate (a "Liquidation Certificate") certifying whether the Company can then pay the Liquidation Amount in cash pursuant to the terms of its outstanding indebtedness, and if the entire Liquidation Amount cannot be paid in cash, specifying the portion of such amount that can be paid in cash. Within four Business Days of delivery of a Liquidation Certificate providing that the entire Liquidation Amount cannot be paid in cash, the holders of a majority of the then outstanding shares of Preferred Stock may send a written notice to the Company withdrawing the Liquidation Notice. If such holders of the Preferred Stock do not timely deliver such withdrawal notice to the Company, then, if the terms of the Company's outstanding indebtedness do not permit payment of all or any portion of the Liquidation Amount payable pursuant to this paragraph 4(ii) in cash (any such portion of the Liquidation Amount, the "Non-Cash Liquidation Amount"), any such portion of the Liquidation Amount that may be paid in cash shall be paid in cash and, the remainder of the outstanding shares of Preferred Stock shall (not be redeemed or repurchased but instead shall) automatically be converted into the number of shares of Common Stock (or, if applicable, securities issuable to the holders of Common Stock in connection with a Sale of the Company) equal to the Non-Cash Liquidation Amount divided by the current market price per share of Common Stock (as defined in paragraph 3(xiii)).

         5.       Redemption.


         (i) If permitted by the terms of the Company's outstanding indebtedness at the time of receipt of the Redemption Notice (as defined below), at any time (i) after the fifth anniversary of the Preferred Stock Issue Date, (ii) within 45 days after the consummation of a Significant Event, or (iii) after an Event of Default (as defined in paragraph 7(vi)) for so long as such Event of Default has not been cured, registered holders of a majority of the shares of outstanding Preferred Stock may require the Company to redeem all, but not less than all, of the outstanding shares of Preferred Stock (an "Optional Redemption") by notifying the Company in writing (the "Redemption Notice") of their intent to exercise the rights afforded by this paragraph 5(i) and specifying a date not less than 30 nor more than 60 days from the date of such notice on which the outstanding shares of Preferred Stock shall be redeemed (the "Optional Redemption Date"). Upon receipt of such notice, the Company shall promptly deliver to the holders of the outstanding shares of Preferred Stock a certificate (a "Redemption Certificate") certifying whether the Company can then pay the Optional Redemption Price (as defined below) in cash pursuant to the terms of its outstanding indebtedness, and if the entire Optional Redemption Price cannot be paid in cash, specifying the portion of such amount that can be paid in cash and specifying the Optional Redemption Date. All recipients of such Redemption Certificate shall be required to participate in the Optional Redemption. Within five Business Days of delivery of a Redemption Certificate providing that the entire Optional Redemption Price cannot be paid in cash, the holders of a majority of the then outstanding shares of Preferred Stock may send a written notice to the Company withdrawing the Redemption Notice (without prejudice to the rights of the holders of Preferred Stock to timely exercise such rights pursuant to this paragraph 5(i) at any time in the future to the extent permitted hereby). If such holders of Preferred Stock do not timely deliver such withdrawal notice to the Company, then, subject to the last sentence of this paragraph 5(i), the Company shall redeem on the Optional Redemption Date all the outstanding shares of Preferred Stock. Each share of Preferred Stock to be redeemed shall be redeemed for an amount in cash equal to the sum of the Liquidation Preference plus all compounded, accumulated but unpaid dividends (the "Optional Redemption Price"). If the terms of the Company's outstanding indebtedness do not permit payment of all or any portion of the aggregate Optional Redemption Price in cash (any such portion of the aggregate Optional Redemption Price, the "Non-Cash Redemption Price"), then if the holders of the Preferred Stock do not timely withdraw their Redemption Notice as provided above, on the Optional Redemption Date, any shares of Preferred Stock which may be redeemed for cash shall be redeemed for an amount in cash equal to the Optional Redemption Price and the remainder of the outstanding shares of Preferred Stock shall (not be redeemed or repurchased but instead shall) be automatically converted into the number of shares of Common Stock (or, if applicable, securities issuable to holders of the Common Stock in connection with a Significant Event) equal to the Non-Cash Redemption Price divided by the current market price per share of Common Stock (as defined in paragraph 3(xiii)).

         (ii) Until the fifth anniversary of the Preferred Stock Issue Date, the shares of Preferred Stock shall not be redeemed by the Company at its option. After the fifth anniversary of the Preferred Stock Issue Date, all, but not less than all, of the outstanding shares of Preferred Stock may be redeemed, at the Company's option, (i) for cash, or (ii) by delivery of the number of shares of Common Stock having a current market price per share (as defined in paragraph 3(xiii)), in each case equal to the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), together with accumulated, compounded and unpaid dividends (including an amount equal to a prorated dividend for any partial dividend period) to the date of redemption (the "Applicable Redemption Price"), upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on the day and month of the Preferred Stock Issue Date of each of the years set forth below:

          Year                                                                  Percentage
          ----                                                                  ----------
          2005..........................................................        103.50%
          2006..........................................................        102.34%
          2007..........................................................        101.17%
          2008 and thereafter...........................................        100.00%


         No optional redemption pursuant to this paragraph 5(ii) shall be authorized or made unless, prior to giving the applicable redemption notice, all accumulated, compounded and unpaid dividends for periods ended prior to the date of such redemption notice shall have been paid in cash, Common Stock or a combination thereof.

         (iii) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the "Redemption Date"), by first class mail, postage prepaid, to all holders of record of the Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Stock may be listed or admitted to trading, such notice shall state: (i) that such redemption is being made pursuant to the optional redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price and whether payable in cash or Common Stock; (iv) that all the outstanding shares of Preferred Stock are to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price; and (vi) that dividends on the shares of Preferred Stock will cease to accumulate on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

         (iv) If notice has been mailed in accordance with Section 5(iii) above and if the Applicable Redemption Price is to be paid (x) in cash, on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the benefit of the holders of the outstanding shares of Preferred Stock, so as to be, and to continue to be available therefor or (y) in shares of Common Stock, on or before the Redemption Date specified in such notice, shares of Common Stock necessary for such redemption shall have been set aside by the Company in trust for the benefit of the holders of the outstanding shares of Preferred Stock, so as to be, and continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price.

         (v) The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

         (vi) Notwithstanding the delivery by the Company of a notice of redemption described in paragraph 5(iii), the holders of the Preferred Stock shall continue to have the rights set forth in paragraph 3(i) to convert the Preferred Stock into Common Stock until the close of business on the day prior to the Redemption Date.

         6.       Change of Control.

         (i) Subject to paragraph (6)(v) hereof, upon the occurrence of a Change of Control, the Company shall be required to make an offer (a "Preferred Stock Change of Control Offer") to each holder of shares of Preferred Stock to repurchase all or any part of such holder's shares of Preferred Stock at an offer price in cash equal to 100% of the aggregate Liquidation Preference thereof, plus compounded accumulated and unpaid dividends to the date of repurchase (the "Change of Control Payment").

         (ii) Within 30 days following any Change of Control, the Company shall (a) publish a notice of the Change of Control in The Wall Street Journal or a similar daily business publication of national distribution and (b) mail a notice to each holder of Preferred Stock describing the transaction that constitutes the Change of Control, together with such other information as may be required pursuant to the securities laws, and stating: (A) that the Preferred Stock Change of Control Offer is being made pursuant to this Certificate of Designation and that, to the extent lawful, all shares of Preferred Stock validly tendered will be accepted for payment; (B) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (C) that any shares of Preferred Stock not tendered will continue to accumulate dividends in accordance with the terms of this Certificate of Designation; (D) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends on the Change of Control Payment Date; (E) a description of the procedures to be followed by such holder in order to have its shares of Preferred Stock repurchased, and (F) whether the Company can then pay the Change of Control Payment in cash pursuant to the terms of its outstanding indebtedness, and if the entire Change of Control Payment cannot be paid in cash, specifying the portion of such amount that can be paid in cash.

         (iii) On the Change of Control Payment Date, the Company shall, to the extent lawful, (A) accept for payment shares of Preferred Stock validly tendered pursuant to the Preferred Stock Change of Control Offer and (B) promptly mail to each holder of shares of Preferred Stock so accepted payment in an amount equal to the purchase price for such shares and (C) unless the Company defaults in the payment for the shares of Preferred Stock tendered pursuant to the Preferred Stock Change of Control Offer, dividends will cease to accumulate with respect to the shares of Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Company shall publicly announce the results of the Preferred Stock Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (iv) The Company shall comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Preferred Stock in connection with a Change of Control.

         (v) If the holders of the Preferred Stock timely tender their shares of Preferred Stock pursuant to the Preferred Stock Change of Control Offer and if the terms of the Company's outstanding indebtedness do not permit payment of all or any portion of the Change of Control Payment in cash (any such portion of the Change of Control Payment, the "Non-Cash Change of Control Payment"), any such portion of the Change of Control Payment that may be paid in cash shall be paid in cash and, the remainder of the outstanding shares of Preferred Stock shall (not be redeemed or repurchased but instead shall) automatically be converted into the number of shares of Common Stock (or, if applicable, securities issuable to holders of the Common Stock in connection with such Change of Control) equal to the Non-Cash Change of Control Payment divided by the current market price per share of Common Stock (as defined in paragraph 3(xiii)). The Company shall not make a Change of Control Payment in cash until all similar change of control payments required under the Company's outstanding indebtedness and Senior Securities are made in full.

         (vi) The Company will not repurchase or redeem any Preferred Stock pursuant to this Change of Control provision prior to the Company's repurchase of the Series B Preferred Stock pursuant to the Change of Control covenants in the Series B Preferred Stock and the Company's repurchase or redemption obligation may be concurrent with analogous obligations under Parity Securities.

         (vii) Notwithstanding the foregoing, the Company shall not be required to make a Preferred Stock Change of Control Offer following a Change of Control if a third party makes the Preferred Stock Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designation applicable to a Preferred Stock Change of Control Offer made by the Company and purchases all of the Preferred Stock validly tendered and not withdrawn under such Preferred Stock Change of Control Offer.

         7.       Voting Rights.

         (i) The holders of record of outstanding shares of the Preferred Stock shall be entitled to vote, together with all the outstanding shares of Common Stock, and not by classes, except as otherwise required by Delaware law, on all matters on which holders of Common Stock are entitled to vote. Each outstanding share of Preferred Stock shall be entitled to the number of votes per share equal to the number of shares of

Common Stock issuable upon conversion of such share of Preferred Stock in accordance with Section 3 hereof as of the date fixed for the determination of holders of Common Stock entitled to vote on such proposal.

         (ii) The holders of a majority of the outstanding shares of Preferred Stock, voting as a separate single class, shall be entitled to elect two members to the Board, which on the Preferred Stock Issue Date shall be comprised of no more than eight members (not including the two Board members to be elected pursuant to this Section 7). For so long as more than 100,000 shares of Preferred Stock remain outstanding, the Board shall not consist of more than 10 members plus any directors elected pursuant to paragraph 7(vi). Such rights and, if vested, the rights contained in paragraph 7(vi) may be exercised initially (if such two Board members described in the first sentence of this paragraph 7(ii) have not already been appointed by the Board on or prior to the Preferred Stock Issue Date) by the written consent of the holders of Preferred Stock, at a special meeting of the holders of Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the holders of Preferred Stock. The rights contained in this paragraph 7(ii) may be exercised until such time as less than 100,000 shares of Preferred Stock remain outstanding, at which time (upon receipt of written notice by the Chairman of the Board) the term of any such director previously elected pursuant to this Section 7 shall thereupon terminate, and such director shall be deemed to have resigned.

                  If the right set forth in this paragraph 7(ii) and in paragraph 7(vi) shall not have been initially exercised or if any director so elected by the holders of Preferred Stock shall cease to serve as a director before his term shall expire, the holders of Preferred Stock then outstanding, at a special meeting of the holders of Preferred Stock, may elect the initial director or a successor, as the case may be, to hold such office. Upon the written request of holders of record of at least 10% of the Preferred Stock then outstanding, addressed to the Secretary of the Company, a proper officer of the Company shall call a special meeting of holders of Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 10% of the shares of Preferred Stock then outstanding may designate in writing a holder of Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such holder. Any holder of Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph 7(ii). Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

         The Company will deliver, or will cause to be delivered, to each designee of the holders of the Preferred Stock to the Board:

                  (1) as soon as practical after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of such month and consolidated statements of income and cash flows of the Company and its

         Subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, prepared in accordance with generally accepted accounting principles, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company's business plan then in effect and approved by the Board; and

                  (2) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company, no later than thirty (30) days before the beginning of the Company's next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. Any material changes in such business plan shall be delivered to each designee of the holders of the Preferred Stock to the Board as promptly as practicable after such changes have been approved by the Board.

         The Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of each designee of the holders of the Preferred Stock to the Board, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records,
(b) furnish each designee of the holders of the Preferred Stock to the Board with all financial, operating and other data and information as such designee directly or through his agents or representatives, may from time to time reasonably request and (c) afford each designee of the holders of the Preferred Stock to the Board the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers from time to time as each such designee may reasonably request.

         (iii) For so long as at least 100,000 shares of Preferred Stock are outstanding (or any shares of Preferred Stock are outstanding in the case of paragraphs (A), (B), (F), (G) and (H)), the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (with shares held by the Company or any of its affiliates not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class:

                  (A) amend or otherwise alter this Certificate of Designation in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Preferred Stock;

                  (B) authorize, create (by way of reclassification or otherwise) or issue any additional shares of Preferred Stock or decrease the total authorized or outstanding number of shares of Preferred Stock;

                  (C) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible into or evidencing the right to purchase, shares of any class or series of Senior Securities (except as dividends on the Series B Preferred Stock);

                  (D) consummate the Sale of the Company;

                  (E) redeem, acquire or otherwise purchase (except for repurchases of Common Stock issued under the Company's stock incentive programs to the extent permitted by the terms of all indentures governing the Company's then-outstanding indebtedness) any shares of Common Stock or preferred stock of the Company, unless, in the case of preferred stock, such action is required by the terms of such preferred stock;

                  (F) amend or otherwise alter the Certificate of Incorporation or by-laws of the Company in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Preferred Stock;

                  (G) consummate the liquidation, dissolution or winding up of the Company other than in connection with a sale of substantially all the assets or other Sale of the Company; or

                  (H) take any other actions that require a vote of the holders of the Preferred Stock under Delaware law.

         (iv) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Preferred Stock held by a non-consenting holder):

                  (A) alter the voting rights with respect to the Preferred Stock or reduce the percentage of shares of Preferred Stock whose holders must consent to an amendment, supplement or waiver;

                  (B) reduce the Liquidation Preference or Liquidation Amount of the Preferred Stock;

                  (C) reduce the rate of or change the time for payment of dividends on any share of Preferred Stock;

                  (D) make any conversion of shares of Preferred Stock payable in any form other than that stated in this Certificate of Designation; or

                  (E) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Preferred Stock to receive the Liquidation Preference, Liquidation Amount and dividends on the Preferred Stock.

         (v) The Company in its sole discretion may without the vote or consent of any holders of the Preferred Stock amend or supplement this Certificate of Designation:

                  (a) to cure any ambiguity, defect or inconsistency, except if such amendment or supplement adversely affects the specified rights, preferences, privileges or voting rights of the holders of the Preferred Stock;

                  (b) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or

                  (c) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such holder.

Except as set forth above, (x) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (y) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of the Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Preferred Stock.

         (vi)     Upon:

                  (A) the failure by the Company to pay any dividend on the Preferred Stock when due and the continuation of such failure for a period of 5 Business Days;

                  (B) the failure of the Company to satisfy any liquidation payment obligation or mandatory or optional redemption or repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) with respect to the Preferred Stock;

                  (C) the failure of the Company to comply in all material respects with the covenants or agreements set forth in Sections 3.I(e), (f), (h), (i) and (l), and 6 of the Purchase Agreement and Sections 2, 3, 4 and 5 of the Registration Rights Agreement, each between the Company and the initial holder of the Preferred Stock, and the continuance of such failure for 45 consecutive days or more after notice;

                  (D) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company) whether such indebtedness or guarantee now exists, or is created after the Preferred Stock Issue Date, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default") and (2) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default and the maturity of which has been so accelerated, aggregates $5.0 million or more;

                  (E) (1) the Company's voluntary or involuntary bankruptcy, receivership, assignment for the benefit of creditors, or liquidation, or (2) acceleration of third party obligations or unsatisfied final and non-appealable judgments (or judgments which the Company has not taken reasonable steps to appeal) in excess of $1 million which remain unsatisfied, are not discharged or remain unstayed for at least 30 consecutive days (each of the events described in clauses (A), (B), (C), (D) and (E) being referred to herein as an "Event of Default");

then the holders of a majority of the outstanding shares of Preferred Stock, voting as a separate single class, shall be entitled to two additional members to the Board and the number of members of the Board shall be immediately and automatically increased by two. The voting rights provided for in this paragraph 7(vi) shall be in addition to the optional redemption rights provided in Section 5, and together, such voting rights and optional redemption rights shall be the exclusive remedies for the holders of the Preferred Stock for any violation by the Company of its obligations under this Certificate of Designation that constitutes an Event of Default. The rights of the holders of Preferred Stock to elect directors to the Board pursuant to this paragraph 7(vi) may be exercised until (i) all dividends in arrears shall have been paid in full, and (ii) all other Events of Default have been cured or waived, at which time the term of such directors previously elected shall thereupon terminate and such directors shall be deemed to have resigned.

         8. Reports. The Company shall file within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports") with the Transfer Agent. In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company shall nevertheless continue to file such reports with the Commission (unless the Commission shall not accept such a filing) and the Transfer Agent. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any shares of Preferred Stock are outstanding, the Company shall furnish copies of the SEC Reports to the holders of Preferred Stock at the time the Company is required to make such information available to the Transfer Agent and any investors who request it in writing.

         9. Amendment. This Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Preferred Stock, voting separately as a class.

         10. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

         11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         12. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         13. Reissuance of Preferred Stock. Shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

         14. Mutilated or Missing Preferred Stock Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Company and the transfer agent (if other than the Company).

         15. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company, unless (A) the closing price per share of Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately after the announcement of such Change of Control equals or exceeds 105% of the Conversion Price then in effect or (B) at least 90% of the consideration in the transaction or transactions constituting a Change of Control pursuant to clause (iii) consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Preferred Stock becomes convertible solely into such common stock (and any rights attached thereto) or
(iv) the first day on which more than a majority of the Board are not Continuing Directors; provided, however, that a transaction in which the Company becomes a subsidiary of another entity shall not constitute a Change of Control if (A) the stockholders of the Company immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company immediately following the consummation of such transaction and (B) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other entity (but including holders of equity interests of such other entity), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

         "Closing Price" means, for each Trading Day, the last reported sale price regular way on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

         "Continuing Directors" means, as of any date of determination, any member of the Board who (a) was a member of the Board on the Preferred Stock Issue Date (including, irrespective of the date that they are actually nominated, the two designees to the Board of the holders of the Preferred Stock pursuant to paragraph 7(ii)), or (b) was nominated for election to the Board with the approval of, or whose election was ratified by, at least two-thirds of the Continuing Directors who were members of the Board at the time of such nomination or election.

         "Conversion Price" shall initially mean $36.00 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of Section 3 hereof.

         "Event of Default" has the meaning set forth in paragraph 7(vi) hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Incentivized Conversion Program" means a program which may, from time to time at the option of the Company, be instituted by the Company whereby the Company offers cash and/or non-cash incentives (by way of reducing the conversion price or otherwise) to holders of its outstanding convertible securities to convert such securities into shares of Common Stock.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock Issue Date" means the date on which the Preferred Stock is originally issued by the Company under this Certificate of Designation.

         "Sale of the Company" means the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company or any merger or consolidation of the Company unless (i) the Company is the surviving entity and no alteration or change is made in the rights, powers, preferences or privileges of the Preferred Stock, or (ii), if the Company is not the surviving entity, (A) the entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and (B) the Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof than the Preferred Stock had immediately prior to such transaction. The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of this Certificate of Designation.

         "Series B Preferred Stock" means the Company's outstanding 131/2% Series B Redeemable Exchangeable Preferred Stock due 2009.

         "Series D Preferred Stock" means the Company's outstanding 7% Series D Junior Convertible Preferred Stock.

         "Series E Preferred Stock" means the Company's outstanding 7% Series E Junior Convertible Preferred Stock.

         "Series F Preferred Stock" means the Company's outstanding 7% Series F Junior Convertible Preferred Stock.

         "Significant Event" means (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company (together with any new directors whose election by such directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office, (ii) any merger or consolidation with or into any other entity or any other similar transaction, whether in a single transaction or series of related transactions where (A) the stockholders of the Company immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof) or (B) any Person or "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of more than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent thereof), (iii) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred to any Person or group, (iv) the sale, transfer, lease, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, or
(v) any liquidation, dissolution or winding-up of the Company.

         "Trading Day" means any day on which the Nasdaq National Market or other applicable stock exchange or market is open for business.

         "Transfer Agent" shall be Continental Stock Transfer & Trust Co. unless and until a successor is selected by the Company.

                  IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Robert M. Manning, Senior Vice President and Chief Financial Officer of the Company and attested by David C. Ruberg, Chairman of the Board, President and Chief Executive Officer of the Company, this 2nd day of February, 2000.

                                            INTERMEDIA COMMUNICATIONS INC.





                                            By: /s/ ROBERT M. MANNING
                                                ------------------------
                                            Name:    Robert M. Manning
                                            Title:   Senior Vice President and
                                                     Chief Financial Officer

ATTEST:

By: /s/ DAVID C. RUBERG
    --------------------
Name:    David C. Ruberg
Title:   Chairman of the Board, President
         and Chief Executive Officer


                                       24